As filed with the Securities and Exchange Commission on November 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIAMONDBACK ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4502447
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 West Texas, Suite 1200

Midland, Texas 79701

(432) 221-7400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Teresa L. Dick

Chief Financial Officer

9400 N. Broadway, Suite 700

Oklahoma City, Oklahoma 73114

(405) 463-6900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Seth R. Molay, P.C.

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

(214) 969-2800

(214) 969-4343 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)(3)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(2)(3)
Primary Offering(1):
Common stock, par value $0.01 per share
Secondary Offering:
Common stock, par value $0.01 per share	2,583,980	$105.11	$271,602,137.80	$32,918.18

(1)

There is being registered hereunder an indeterminate number of common stock as may be sold, from time to time, by Diamondback Energy, Inc. in a primary offering. Any securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee with respect to the securities that may be offered by the registrant in a primary offering in connection with this Registration Statement.

(3)

With respect to the shares of common stock that may be offered from time to time by the selling stockholders in a secondary offering in connection with this Registration Statement, the proposed maximum offering price per unit and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for our common stock as quoted on The Nasdaq Global Select Market on November 23, 2018, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

Prospectus

Diamondback Energy, Inc.

Common Stock

By this prospectus, we may offer and sell, from time to time in one or more offerings, our common stock. This prospectus may also be used by the selling stockholders named in this prospectus and any other selling stockholder that may be identified in any applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of up to 2,583,980 shares of our common stock held by such selling stockholders. We refer to our common stock that may be offered by us and/or selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “common stock.”

This prospectus provides you with a general description of the common stock and the general manner in which we or our selling stockholders will offer the common stock. Each time we or our selling stockholders sell common stock, to the extent required, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “FANG.” Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas 79701, and our telephone number is (432) 221-7400.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the common stock described in this prospectus, and the selling stockholders named in this prospectus or selling stockholders that may be identified in an applicable prospectus supplement may, from time to time, resell up to 2,583,980 shares of our common stock, in each case, in one or more offerings. This prospectus provides you with a general description of the common stock we and/or selling stockholders may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we or selling stockholders sell common stock, to the extent required, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any of our common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms “Diamondback Energy,” the “Company,” “we,” “our” and “us” refer to Diamondback Energy, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	exploration and development drilling prospects, inventories, projects and programs;

•

acquisitions, including our recent acquisition of certain leasehold acres and other assets from Ajax Resources, LLC and our pending acquisition of Energen Corporation discussed elsewhere in this prospectus;

•	oil and natural gas reserves;

•	identified drilling locations;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” incorporated by reference herein and elsewhere in this prospectus. All forward-looking statements contained in this prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

iii

OUR COMPANY

We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.

Our activities are primarily focused on horizontal development of the Spraberry and Wolfcamp formations of the Midland Basin and the Wolfcamp and Bone Spring formations of the Delaware Basin, both of which are part of the larger Permian Basin in West Texas and New Mexico. We intend to continue to develop our reserves and increase production through development drilling and exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through additional acquisitions that meet our strategic and financial objectives, targeting oil-weighted reserves. Substantially all of our revenues are generated through the sale of oil, natural gas liquids and natural gas production.

Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas, and our telephone number at that address is (432) 221-7400. We also lease additional office space in Midland and in Oklahoma City, Oklahoma. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus.

Recent Developments

Acquisition of Assets from Ajax Resources, LLC

On July 22, 2018, we entered into a definitive purchase agreement to acquire leasehold interests and related assets of Ajax Resources, LLC, or Ajax, which include approximately 25,493 net leasehold acres in the Northern Midland Basin, for $900.0 million in cash, subject to certain adjustments, and approximately 2.6 million shares of our common stock, which we refer to as the Ajax acquisition. The Ajax acquisition closed on October 31, 2018 and was effective as of July 1, 2018. The cash portion of this transaction was funded through a combination of cash on hand, proceeds from the sale described below of mineral interests to Viper Energy Partners LP, which we refer to as Viper, borrowing under our revolving credit facility and a portion of the proceeds from our September 2018 offering of senior notes.

In connection with the closing of the Ajax acquisition on October 31, 2018, we entered into a registration rights agreement for the benefit of Ajax and certain other holders of our common stock, which we refer to as the Ajax registration rights agreement, pursuant to which we agreed to (i) file with the SEC a shelf registration statement to facilitate the resale of common stock issued in the Ajax acquisition and (ii) use our reasonable best efforts to cause such registration statement to become effective by November 30, 2018. Pursuant to the Ajax registration rights agreement, we also agreed to provide certain demand and piggyback registration rights to such holders. The registration statement, of which this prospectus is a part, is being filed with the SEC to fulfill our registration obligations under the Ajax registration rights agreement.

ExL Petroleum Management, LLC and EnergyQuest II LLC Acquisition

On September 21, 2018, we entered into two definitive purchase agreements to acquire leasehold interests and related assets, one with ExL Petroleum Management, LLC and ExL Petroleum Operating, Inc. and one with EnergyQuest II LLC, for an aggregate of approximately 3,646 net leasehold acres in the Northern Midland Basin for a total of $312.5 million in cash, subject to certain adjustments. These transactions closed on October 31, 2018 and were effective as of August 1, 2018. These transactions were funded through a combination of cash on hand, proceeds from the sale of mineral interests to Viper and borrowing under our revolving credit facility.

Pending Merger with Energen Corporation

On August 14, 2018, we entered into a definitive merger agreement providing for our acquisition of Energen Corporation, or Energen, in an all-stock transaction initially valued at that time at approximately $9.2 billion including Energen’s outstanding debt of $831.0 million as of June 30, 2018, which we refer to as the Pending Merger. The addition of Energen’s assets will increase our assets to: (i) over 273,000 net Tier One acres in the Permian Basin, an increase of 57% from our current Tier One acreage of approximately 174,000 net acres, (ii) over 7,200 estimated total net horizontal Permian locations, an increase of over 120% from our current estimated net locations, and (iii) approximately 394,000 net acres across the Midland and Delaware Basins, an increase of 82% from our approximately 216,000 net acres as September 30, 2018, in each after giving effect to our recently completed Ajax acquisition and ExL acquisition.

The completion of the Pending Merger is subject to the satisfaction or waiver of certain customary mutual closing conditions. Our registration statement on Form S-4 relating to the Pending Merger was declared effective by the SEC on October 24, 2018, and the Pending Merger is expected to be completed at the end of November of 2018.

Under the terms of the merger agreement relating to the Pending Merger, we have agreed to assume Energen’s outstanding debt, which as of September 30, 2018 was approximately $955.0 million, consisting of borrowings under Energen’s existing credit facility and the amounts outstanding under Energen’s 4.625% Notes, due September 1, 2021, 7.32% Medium-term Notes, Series A, due July 28, 2022, 7.35% Medium-term Notes, Series A, due July 28, 2027, and 7.125% Medium-term Notes, Series B, due February 15, 2028, which we collectively refer to as the Energen Notes. We may choose to refinance the Energen credit facility and our credit facility into a combined credit facility in connection with the consummation of the Pending Merger or we may choose to repay the outstanding borrowings under the Energen credit facility using cash on hand or borrowings under our revolving credit facility. With respect to the outstanding Energen Notes, we may take no action, or we may seek to amend the terms of the indenture governing the Energen Notes or engage in liability management transactions with respect to, repay or refinance any or all of the Energen Notes, with any repayment coming from cash on hand or borrowings under our revolving credit facility.

SUMMARY PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION

The following tables present our estimated pro forma combined net proved developed and undeveloped oil, natural gas and natural gas liquids, or NGL, reserves as of December 31, 2017. The pro forma reserve information set forth below gives effect to the Pending Merger as if the Pending Merger had been completed on January 1, 2017. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of our future results following the Pending Merger. Future results may vary significantly from the results reflected because of various factors, including those incorporated by reference in this prospectus. The summary pro forma reserve information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the related notes included as Exhibit 99.1 to the registration statement of which this prospectus is a part.

	Year Ended December 31, 2017
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Proved Developed Reserves:
Oil (MBbls)	141,246	143,907	285,153
Natural Gas Liquids (MBbls)	35,412	52,882	88,294
Natural Gas (MMcf)	190,740	342,616	533,356
Proved Undeveloped Reserves:
Oil (MBbls)	91,935	113,103	205,038
Natural Gas Liquids (MBbls)	19,198	37,897	57,095
Natural Gas (MMcf)	94,629	234,873	329,502

	Year Ended December 31, 2017
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	21,417	16,951	38,368
Natural Gas Liquids (MBbls)	4,056	5,255	9,311
Natural Gas (MMcf)	20,660	33,528	54,188

	Nine Months Ended September 30, 2018
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	22,399	15,710	38,109
Natural Gas Liquids (MBbls)	4,776	5,430	10,206
Natural Gas (MMcf)	21,717	33,414	55,131

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger as if it had occurred on September 30, 2018, while the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2017 and the nine months ended September 30, 2018 is presented as if the merger had occurred on January 1, 2017. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 5. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” in Exhibit 99.1 and the related notes.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
	(in thousands, except per share amounts)
Pro Forma Statements of Condensed Combined Operations Data:
Total revenues	$2,655,412	$2,195,726
Net income attributable to Diamondback Energy, Inc.	$726,454	$888,711
Earnings per share, basic	$4.50	$5.54
Earnings per share, diluted	$4.49	$5.53

As of September 30, 2018
(in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$525,503
Total assets	$19,676,433
Long-term debt	$3,305,159
Stockholder’s equity	$12,701,672

RISK FACTORS

Investment in our common stock involves certain risks. You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” and in any other filings we made with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, under the heading “Risk Factors” before investing in our common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our common stock. You should also consider those risk factors disclosed in our 424(b)(3) prospectus, filed by us with the SEC on October 25, 2018, in connection with the Pending Merger, which contains, among other things, additional risk factors related to the Pending Merger. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of any common stock by us for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application of the net proceeds, we may to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the sale of common stock by selling stockholders.

SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus are being offered by the selling stockholders listed in the table below. This prospectus will not cover subsequent sales of common stock purchased from the selling stockholders named in this prospectus. On October 31, 2018, as partial consideration for the acquisition of certain assets of Ajax, we issued (i) 2,456,941 shares of our common stock to Ajax Resources, LLC, which we refer to as Ajax, 471,196 of which were placed in escrow under the terms and conditions of that certain Escrow Agreement, effective as of October 31, 2018, which we refer to as the Escrow Agreement, by and among the Company, Diamondback E&P, Ajax and JPMorgan Chase Bank, N.A., as escrow agent, (ii) 89,301 shares of our common stock to Wyatt Energy, LLC, which we refer to as Wyatt, and (iii) 37,738 shares of our common stock to F&A Wylie Investments, LLC, which we refer to as F&A. We refer to Ajax, Wyatt and F&A as the “initial selling stockholders.” In connection with the consummation of this acquisition, we entered into a registration rights agreement with Ajax, which we refer to as the Ajax registration rights agreement, in which we granted Ajax, certain of its affiliates that acquired shares of our common stock in the Ajax acquisition and certain of their respective transferees registration rights with respect to the shares of our common stock issued pursuant to the Purchase and Sale Agreement dated July 22, 2018, by and among us, Diamondback E&P LLC and Ajax. As used herein, the term “selling stockholder” includes the stockholders listed in the table below and their respective transferees. We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements with respect to an aggregate of 2,583,980 shares of our common stock beneficially owned by the selling stockholders. Pursuant to the Ajax registration rights agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and the selling stockholders’ attorney’s fees. Pursuant to the terms of the Ajax registration rights agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the Ajax registration rights agreement.

The following table sets forth the maximum number of shares of our common stock that may be sold by each selling stockholder. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered by the selling stockholders in this prospectus, if at all. The table also sets forth the name of each selling stockholder, the nature of any position, office or other material relationship which such selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such selling stockholder after completion of the offering. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations with the selling stockholders, as described in more detail above.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to such shares.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)			Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder(4)	Number		Percent(2)	Number	Number	Percent(2)
Ajax Resources, LLC	2,456,941	(3)	2.43%	2,456,941	—	—%
Wyatt Energy, LLC	89,301		0.09%	89,301	—	—%
F&A Wylie Investments, LLC	37,738		0.04%	37,738	—	—%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)

Percentage of beneficial ownership is based upon 101,257,911 shares of common stock outstanding as of November 27, 2018. Because the selling stockholders are not obligated to sell any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)

471,196 of these shares of common stock are subject to the Escrow Agreement, which restricts the release of the shares from escrow for a certain period of time. The Escrow Agreement limits such selling shareholder’s ability to transfer and exercise certain other powers over the shares.

(4)

Ajax, Wyatt and F&A acquired these shares of common stock in connection with the Ajax acquisition discussed in more detail above and under the caption “Our Company—Acquisition of Assets from Ajax Resources, LLC.” This common stock is restricted from immediate resale for a 30-day period following October 31, 2018, the closing date of the Ajax acquisition, pursuant to a lock-up contained in the purchase and sale agreement between us, Diamondback E&P LLC and Ajax entered into in connection with the Ajax acquisition. That lock-up restriction will expire on November 30, 2018. Other than the Ajax acquisition and transactions contemplated by the related purchase and sale agreement, none of the selling stockholders has had any material relationship with us, or any of our predecessors or affiliates within the past three years.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Global Select Market under the symbol “FANG.”

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of shares of common stock shall be entitled to receive, pro rata, all the remaining assets of our company available for distribution to our stockholders after payment of our debts and after there shall have been paid to or set aside for the holders of capital stock ranking senior to common stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and to any dividend restrictions contained in debt agreements. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. As of November 27, 2018, there were 101,257,911 shares of our common stock outstanding.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•

permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•

provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors, assuming there are no vacancies.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Director. Our certificate of incorporation provide that members of our board of directors may only be removed by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation. Our certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of our certificate of incorporation inconsistent with the provisions of our certificate of incorporation dealing with distributions on our common stock, related party transactions, our board of directors, our bylaws, meetings of our stockholders or amendment of our certificate of incorporation.

Additionally, an increase in the number of authorized shares of our common stock, could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and did not propose the increase in response to any attempt or plan to obtain control of the company.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Common Stock

We and the selling stockholders, which as used in this prospectus includes donees, pledges, transferees or other successors in interest selling common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We and the selling stockholders may use any one or more of the following methods when disposing of the offered common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•

sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market or sales made to or through a market maker other than on an exchange;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such common stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

If underwriters are used to sell the common stock, we and the selling stockholder, if any, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us and the selling stockholder, if any, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the common stock for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to the common stock will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the number or amount of the common stock involved, the purchase price of such common stock and the proceeds to us and the selling stockholder, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the common stock may be listed.

The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the common stock will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders and any underwriters, dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The common stock may be sold directly by us, a selling stockholder or through agents designated by us from time to time. Any agent involved in the offer or sale of the common stock in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling stockholder to such agent will be set forth, in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or a selling stockholder will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase common stock from us or the selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us or a selling stockholder to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us or the selling stockholder in the ordinary course of business.

Any underwriters to whom common stock is sold by us or a selling stockholder for public offering and sale may make a market in such common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any common stock.

Certain persons participating in any offering of common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell common stock in the open market.

These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of common stock than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the common stock sold for their account may be reclaimed by the syndicate if such common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.diamondbackenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 15, 2018;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2018;

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 10, 2018, August 9, 2018 and November 7, 2018, respectively;

•

Current Reports on Form 8-K, filed on January 24, 2018 (two reports), January 30, 2018, April 27, 2018 (except for Item 7.01), June 1, 2018, June 11, 2018, August 15, 2018 (two reports), September 7, 2018, September 18, 2018 (two reports), September 24, 2018, October 1, 2018, November 1, 2018 and November 16, 2018; and

•

The description of our common stock contained in our Form 8-A filed with the SEC on October 11, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

We also incorporate by reference:

•

Audited consolidated financial statements of Energen Corporation, comprised of the balance sheets as of December 31, 2017, the related statements of operations for the years ended December 31, 2017, 2016 and 2015, the related statements of comprehensive income for the years ended December 31, 2017, 2016 and 2015, the related statements of shareholders’ equity for the years ended December 31, 2017, 2016 and 2015, the related statements of cash flows for the years ended December 31, 2017, 2016 and 2015, and the related notes to the audited consolidated financial statements, contained in Energen’s Form 10-K filed with the SEC on February 28, 2018.

•

Unaudited consolidated financial statement of Energen Corporation, comprised of the balance sheet as of September 30, 2018 and December 31, 2017, the related statements of operations for the nine months ended September 30, 2018 and 2017, the related statements of comprehensive income for the nine months ended September 30, 2018 and 2017, the related statements of cash flows for the nine months ended September 30, 2018 and 2017, and the related condensed notes to the unaudited consolidated financial statements, contained in Energen’s Form 10-Q filed with the SEC on November 8, 2018.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus (excluding exhibits, unless the exhibits are specifically incorporated). You may request a copy of this prospectus or any of the incorporated documents at no charge to you by writing to Teresa L. Dick, Chief Financial Officer, Diamondback Energy, Inc., 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114; telephone: (405) 463-6900.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock to be offered hereby offered by us and/or the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Diamondback Energy, Inc.

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Diamondback Energy, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by referenced in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P. as of December 31, 2017, 2016 and 2015, an independent petroleum engineering firm. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

Energen Corporation

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of Energen’s oil and natural gas reserves related to Energen’s properties as of December 31, 2017 included or incorporated by reference in this prospectus and elsewhere in the registration statement were audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Energen has included or incorporated by reference these estimates in reliance on the authority of such firm as an expert in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$32,918.18(1)
FINRA filing fee	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Trustee fees and expenses	(2)
Printing expenses	(2)
Miscellaneous expenses	(2)

Total	(2)

(1)

In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee with respect to the common stock that may be offered by the registrant in a primary offering. The registration fee set forth herein relates solely to the shares of common stock that may be offered pursuant to this registration statement by the selling stockholders in a secondary offering.

(2)

The additional estimated amounts, if any, of fees and expenses to be incurred in connection with any offering of common stock pursuant to this registration statement will be determined from time to time and reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Indemnification under Certificate of Incorporation and Bylaws

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Indemnification Agreements with Our Directors and Executive Officers

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Indemnification and Insurance under the Merger Agreement Relating to the Pending Merger

Diamondback and the surviving corporation in the Pending Merger have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 14, 2018 or who becomes prior to the effective time of the Pending Merger, a director, officer or employee of Energen or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of Energen or any of its subsidiaries or is or was serving at the request of Energen or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Energen or any of its subsidiaries, a fiduciary under any employee benefit plan of Energen or any of its subsidiaries or is or was serving at the request of Energen or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the Pending Merger (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and Diamondback and the surviving corporation shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law and in accordance with the procedures (if any) set forth in the organizational documents of Energen or any subsidiary of Energen; provided, that such indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification).

Diamondback and the surviving corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the organizational documents of the surviving corporation or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Diamondback shall, and shall cause the surviving corporation and its subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Energen or any of its subsidiaries and any of its directors, officers or employees existing immediately prior to the effective time of the merger agreement relating to the Pending Merger.

Diamondback and the surviving corporation will cause to be put in place, and Diamondback will fully prepay immediately prior to the effective time of the Pending Merger, “tail” insurance policies with a claims period of at least six years from the effective time of the Pending Merger (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as Energen’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Energen’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the Pending Merger.

Other Indemnification Provisions

We may enter into an Underwriting Agreement in connection with a specific offering under which the underwriters will be obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as an Exhibit 1.1 or 1.2 to our Current Report on Form 8-K in connection with a specific offering.

Item 16. Exhibits.

The Exhibit Index filed herewith and appearing immediately before the signature page hereto is incorporated by reference in this Item 16, and the exhibits listed therein are filed as a part of this registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided,

however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Diamondback Energy, Inc.

Exhibit Index

Exhibit Number	Description

1.1*	Form of Common Stock Underwriting Agreement

2.1#	Agreement and Plan of Merger, dated as of August 14, 2018, by and among Diamondback Energy, Inc., Sidewinder Merger Sub Inc. and Energen Corporation (incorporated by reference to Exhibit 2.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on August 15, 2018).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

3.2	Certificate of Amendment No. 1 of the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on December 12, 2016).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q, File No. 000-35700, filed by the Company with the SEC on November 16, 2012).

3.4	First Amendment to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Form 8-K, File No. 000-35700, filed by the Company with the SEC on April 27, 2018).

4.1	Specimen Certificate for shares of common stock, par value $0.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form S-1, File No. 333-179502, filed by the Company with the SEC on August 20, 2012).

4.2	Registration Rights Agreement, dated as of October 11, 2012, by and between the Company and DB Energy Holdings LLC (incorporated by reference to Exhibit 4.2 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.3	Investor Rights Agreement, dated as of October 11, 2012, by and between the Company and Gulfport Energy Corporation (incorporated by reference to Exhibit 4.3 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 16, 2012).

4.4	Indenture, dated as of October 28, 2016, among Diamondback Energy, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including the form of Diamondback Energy, Inc.’s 4.750% Senior Notes due 2024) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on November 2, 2016).

4.5	First Supplemental Indenture, dated as of September 25, 2018, among Diamondback Energy, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on October 1, 2018).

4.6	Registration Rights Agreement, dated September 25, 2018, among Diamondback Energy, Inc., the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on October 1, 2018).

4.7	Indenture, dated as of December 20, 2016, among Diamondback Energy, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including the form of Diamondback Energy, Inc.’s 5.375% Senior Notes due 2025) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on December 21, 2016).

E-1

Exhibit Number	Description

4.8	First Supplemental Indenture, dated as of January 29, 2018, among Diamondback Energy, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on January 30, 2018).

4.9	Registration Rights Agreement, dated as of February 28, 2017, by and between Diamondback Energy, Inc., Brigham Resources, LLC, Brigham Resources Operating, LLC and Brigham Resources Upstream Holdings, LP (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 001-35700, filed by the Company with the SEC on March 6, 2017).

4.10	Registration Rights Agreement, dated October 31, 2018, by and between Diamondback Energy, Inc. and Ajax Resources, LLC (incorporated by reference to Exhibit 4.10 to the Form 10-Q, File No. 001-35700, filed by the Company with the SEC on November 7, 2018).

5.1+	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.

23.1+	Consent of Akin Gump Strauss Hauer & Feld LLP (included on Exhibit 5.1).

23.2+	Consent of Grant Thornton LLP.

23.3+	Consent of PricewaterhouseCoopers with respect to financial statements of Energen Corporation.

23.4+	Consent of Ryder Scott Company, L.P. with respect to Diamondback Energy, Inc. reserve report.

23.5+	Consent of Ryder Scott Company, L.P. with respect to Viper Energy Partners LP reserve report.

23.6+	Consent of Ryder Scott Company, L.P. with respect to Energen Corporation reserve report.

24+	Power of Attorney (included on the signature page of this Registration Statement).

99.1+	Unaudited pro forma condensed combined financial statements

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.
+	Filed herewith.
#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

E-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 28th day of November 2018.

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Travis D. Stice Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Teresa L. Dick and Randall J. Holder, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 28, 2018.

NAME	TITLE

/s/ Travis D. Stice Travis D. Stice	Chief Executive Officer (principal executive officer), Director

/s/ Teresa L. Dick Teresa L. Dick	Chief Financial Officer, Executive Vice President and Assistant Secretary (principal financial and accounting officer)

/s/ Steven E. West Steven E. West	Director

/s/ Michael L. Hollis Michael L. Hollis	Director

/s/ Michael P. Cross Michael P. Cross	Director

S-1

NAME	TITLE

/s/ David L. Houston David L. Houston	Director

/s/ Mark L. Plaumann Mark L. Plaumann	Director

/s/ Melanie M. Trent Melanie M. Trent	Director

S-2